Exhibit 99.1
W HOLDING COMPANY, INC.,
THE FINANCIAL HOLDING COMPANY OF
WESTERNBANK PUERTO RICO,
REPORTS EARNINGS RESULTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2006
Mayagüez, Puerto Rico, July 20, 2006. W Holding Company, Inc. (NYSE: “WHI”), the financial holding company of Westernbank Puerto Rico and Westernbank Insurance Corp., today reported its financial position and results of operations for the three and six months ended June 30, 2006.
SECOND QUARTER HIGHLIGHTS:
Net income for the quarter ended June 30, 2006, was $21.7 million or $0.08 earnings per basic common share ($0.07 on a diluted basis), when compared to $52.0 million or $0.26 earnings per basic common share ($0.25 on a diluted basis) for the same quarter in 2005 (as restated), a decrease of $30.3 million or 58.21%. Net income for the second quarter of 2006 was impacted by the following:
•	a negative variance of $13.9 million on the net gain on derivative instruments, as a consequence of the non-cash, strictly accounting restatement of the Company’s consolidated financial statements for year 2005 which took place on April 24, 2006;

•	an other-than-temporary impairment loss of $1.1 million as a result of the downgrade by one notch below investment grade on $21.6 million of certain Puerto Rico Government Obligations (“PRGOs”);

•	a $13.3 million increase in the provision for loan losses as a result of the increases in the loan portfolios, classified loans and net loans charged-off during the period; this increase responds principally to three loans in our asset-based lending division that are current and performing, but have reflected a reduction in their operational margings;

•	a decrease of $3.2 million in net interest income as a result of a flat-to-inverted yield curve and the fact that the upward repricing of the Company’s interest-earning-assets continue to lag behind the increase in the cost of funds of its interest-bearing liabilities;

•	an increase of $3.1 million in noninterest expenses to sustain and coordinate the Company’s growth and expansion in all of its business areas, mainly in the San Juan Metropolitan area and on the east coast of Puerto Rico;

•	and an increase of $5.3 million in the current income tax provision mainly as a result of additional income tax provisions for the transitory income taxes of 2% and 2.5%, approved by the Government of Puerto Rico on May 13, 2006 and on August 1, 2005, respectively, coupled with a change in the proportion between exempt and taxable income, therefore increasing the Company’s effective tax rate. The transitory income tax of 2% includes the effect for the six months ended June 30, 2006 since the tax is effective at January 1, 2006. Both transitory income taxes are effective through December 31, 2006.

For the six months ended June 30, 2006, W Holding reported a net income of $57.1 million or $0.24 earnings per basic common share ($0.23 on a diluted basis). This is a decrease of $40.7 million or 41.60%, when compared to a net income of $97.8 million or $0.48 earnings per basic common share ($0.47 on a diluted basis) for the same period in 2005 (as restated). The decrease in net income for the six months ended June 30, 2006, was impacted as previously explained by the following:
•	an increase of $14.3 million in the provision for loan losses;

•	a negative variance of $12.0 million on the net gain (loss) on derivative instruments;

•	an other-than-temporarily impairment loss of $1.1 million in the PRGO’s;

•	an increase of $8.2 million in noninterest expenses;

•	a decrease of $3.0 million in net interest income;

•	and an increase of $11.3 million in the current income tax provision.
Overview
The financial information as of and for the three and six months ended June 30, 2005, gives effect to the restatement of the Company’s consolidated financial statements, as discussed in Note 25 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. Net income, stockholders’ equity and basic and diluted earnings per common share as of and for the three and six months ended June 30, 2005 and the related percentages or ratios have been adjusted for the restatement and are identified with (1) or (“As Restated”).
W Holding reported net income for the second quarter of 2006 of $21.7 million or $0.08 earnings per basic common share ($0.07 on a diluted basis), when compared to $52.0 million or $0.26 earnings per basic common share ($0.25 on a diluted basis) for the same quarter in 2005(1), a decrease of $30.3 million or 58.21%. Net income for the second quarter of 2006 was impacted by a decrease of $3.2 million or 4.02% in net interest income as a result of a flat-to-inverted yield curve, a $13.3 million increase in the provision for loan losses, a decrease of $13.5 million in noninterest income due to a negative variance of $13.9 million on net gain (loss) on derivative instruments, and an increase of $3.1 million in noninterest expenses, partially offset by a decrease of $2.8 million in the provision for income taxes.
For the six months ended June 30, 2006, W Holding reported a net income of $57.1 million or $0.24 earnings per basic common share ($0.23 on a diluted basis). This is a decrease of $40.7 million or 41.60%, when compared to a net income of $97.8 million or $0.48 earnings per basic common share ($0.47 on a diluted basis) for the same period in 2005(1). Net income for the six months ended June 30, 2006 was impacted by a decrease of $3.0 million in net interest income as a result of a flat-to-inverted yield curve, a $14.3 million increase in the provision for loan losses, a decrease of $10.1 million in noninterest income due to a negative variance of $12.0 million on net gain on derivative instruments, an increase of $8.2 million in noninterest expenses and an increase of $5.2 million in the provision for income taxes.

For the three and six month periods ended June 30, 2005(1), the Company recorded a noninterest income of $10.3 million ($6.3 million, net of taxes) and $5.7 million ($3.5 million, net of taxes), respectively, mainly as a result of the change in the fair value during the period of certain interest rate swaps on a portion of the Company’s brokered CDs. On January 3, 2006, the Company re-designated most of these interest rate swaps utilizing the “long-haul” method of SFAS No. 133 and completed new contemporaneous hedging documentation. In cases in which the hedging relationship is effective, the changes in the fair value of both the hedged items (the brokered CDs) and the interest rate swaps are recorded through earnings.
The return on assets (ROA) and the return on common stockholders’ equity (ROCE) for the second quarter of 2006 were 0.52% and 7.32%, respectively, compared to 1.38% and 27.95% reported for the same quarter in 2005(1). For the six months ended June 30. 2006, the ROA and the ROCE were 0.70% and 11.47%, respectively, compared to 1.32% and 26.51%, for the same period in the prior year(1).
At June 30, 2006, driven by strong increases in W Holding loan portfolio, total assets ended at $16.65 billion. Total assets grew $503.1 million or 3.11%, from $16.15 billion at December 31, 2005, almost exclusively from the growth in the loan portfolio, partially offset by decreases in the investment portfolio, excluding short-term money market instruments. Continuing management’s strategy implemented in the latter part of 2004 and in 2005 in light of the current rising interest rate scenario and a flat-to-inverted yield curve, the Company has continued to emphasize the growth of its loan portfolio, principally through floating rate loans, so as to lessen the impact of margin compression, while remaining on the sideline on the investment side until investment opportunities arise.
On June 30, 2006, Westernbank acquired certain additional rights from Doral Financial Corporation and its affiliates (“Doral”) of a series of mortgage loans pools acquired since 1995 with an aggregated unpaid principal balance of $940.4 million. The acquisitions of these mortgage loan pools were originally accounted for as sales of the mortgage loans by both parties, but Westernbank subsequently determined that it had to re-characterize the transactions as commercial loans secured with real property mortgages for financial statement purposes. On June 30, 2006, Westernbank de-recognized the commercial loans to Doral, secured with real property mortgages, and recorded the underlying mortgage loans. The net compensation received by Westernbank of $25.8 million to extinguish the Doral’s obligations under the loans agreements was recorded as a discount on the underlying mortgage loans.
On a year-to-year basis, total assets grew $1.40 billion or 9.19%, from $15.25 billion at June 30, 2005(1), principally from the growth in the Company’s loan portfolio. Loans receivable-net grew by $1.09 billion or 15.35%, from $7.09 billion as of June 30, 2005, while the investment portfolio, excluding short-term money market instruments, increased slightly by $97.7 million or 1.41%, from $6.91 billion at June 30, 2005.
Stockholders’ equity increased by $24.0 million or 2.01%, to $1.22 billion as of June 30, 2006, when compared to December 31, 2005. Such increase resulted principally from the combination of the net income of $57.1 million generated during the six months ended June 30, 2006, partially offset by dividends paid during the same period of $15.6 million and $18.5 million on the Company’s common and preferred shares, respectively, and an increase in other comprehensive loss, net of tax, on the mark to market of the Company’s investment securities available for sale.

The period-end number of common shares outstanding increased from 164,098,237 as of December 31, 2005, to 164,485,291 as of June 30, 2006, as a result of the conversion of 3,550 shares of the Company’s convertible preferred stock Series A, into 12,403 shares of the Company’s common stock, and the issuance of 374,651 common shares from the exercise of stock options.
Net Interest Income
Net interest income for the second quarter ended June 30, 2006, decreased by $3.2 million, from $79.1 million for the same quarter in 2005(1). Such decrease is mainly the result of a flat-to- inverted yield curve and the fact that the upward repricing of the Company’s interest-bearing assets continues to lag behind the increase in the cost of funds of its interest- bearing liabilities. Even though there was a $15.8 million positive volume variance, this was entirely offset by a $19.0 million negative rate variance. For the six months ended June 30, 2006, net interest income decreased from $157.5 million to $154.5 million, a decrease of $3.0 million or 1.91%. For the six months ended June 30, 2006, there was a $31.1 million positive volume variance, which was completely offset by a $34.1 million negative rate variance. As explained before, these decreases are the result of a flat-to-inverted yield curve and the fact that the upward repricing of the Company’s interest-bearing assets continues to lag behind the increase in the cost of funds of its interest- bearing liabilities. For the three and six month periods ended June 30, 2006, average net interest-earning assets increased by $198.0 million or 22.36% and $129.2 million or 13.43%, respectively, when compared to same periods in 2005(1).
Average interest-earning assets for the second quarter of 2006 increased by $1.45 billion or 9.78%, compared to the same quarter in year 2005(1). The average loan portfolio increased by $1.46 billion or 21.65%, particularly in the Commercial and C&I and in the construction — mortgage loan portfolios. The average investment securities, excluding short-term money market instruments, increased by $284.8 million or 4.58%, primarily in short-term tax-exempt securities, such as U.S. Government Agencies discount notes, while average mortgage-backed securities and average money market instruments decreased by $101.4 million or 12.82% and $193.8 million or 18.29%, respectively. Changes in investments portfolio are attributable to the reinvestment on short-term tax-exempt securities, specifically U.S. Government Agencies discount notes, as part of management’s strategy of growing the Company’s tax exempt interest income.
For the six months ended June 30, 2006, average interest-earning assets increased by $1.56 billion or 10.69%, when compared to the same period of 2005. The average loan portfolio increased by $1.57 billion or 24.06%, particularly in the Commercial and C&I and in the construction-mortgage loan portfolios. The average investment securities, excluding short-term money market instruments, increased by $350.3 million or 5.67%, primarily in short-term tax exempt securities, such as U.S. Government and agencies discount notes, as explained before, while average mortgage-backed securities and average money market instruments decreased by $158.5 million or 19.73% and $204.6 million or 19.42%, respectively.

The average yield earned in interest-earning assets increased 73 basis points from 5.27%, to 6.00%, and 77 basis points from 5.16%, to 5.93%, for the three and six months ended June 30, 2006, respectively, when compared to same periods in prior year. The increase in the average yield for the quarter and six months ended June 30, 2006 was mainly due to higher average yields earned on the loan portfolio, higher reinvestment rates on matured and called securities and higher yields earned on money market instruments. The increase in the average yield earned on the loan portfolio was due to new higher yielding loans and the re-pricing of existing floating rate Commercial and C&I loans. During the last four quarters ended June 30, 2006, the Federal Reserve has increased the discount rate by 200 basis points reflected equally on the Prime Rate, an index used by the Bank to re-price most of its floating rate loans.
For the quarter ended June 30, 2006, the Company’s overall cost of funds increased 109 basis points, from 3.33%, to 4.42%, when compared to the same quarter in 2005(1). This increase was due to a general increase in the cost of funding sources of the Company. The average interest rate paid on deposits increased by 91 basis points, from 3.17% for the second quarter of 2005(1), to 4.08% for the same period in 2006. The average interest rate paid on federal funds purchased and repurchase agreements increased by 137 basis points, from 3.49% for the quarter ended June 30, 2005, to 4.86% for the same period in 2006. The average interest rate paid on Advances from FHLB also increased by 142 basis points, from 3.90% for the quarter ended June 30, 2005, to 5.32% for the same period in 2006.
For the six months ended June 30, 2006, the overall cost of funds increased 110 basis points, from 3.19% for the six months ended June 30, 2005(1), to 4.29% for the six months ended June 30, 2006. The average interest rate paid on deposits increased by 89 basis points, from 3.06% for the six months ended June 30, 2005(1), to 3.95% for the same period in 2006. Average interest rates paid on federal funds purchased and repurchase agreements increased 142 basis points, from 3.31% for the six months ended June 30, 2005, to 4.73% for the six months ended June 30, 2006. The average interest rate paid on advances from the Federal Home Loan Bank increased 121 basis points, from 3.92% for the six months ended June 30, 2005, to 5.13% for the same period in 2006.
On a linked quarter comparison, the average yield earned in interest-earning assets increased 14 basis points, from 5.86% for the first quarter of year 2006. As explained before, the increase in the average yield for the second quarter of 2006 was mainly due to higher average yields earned on the loan portfolio, higher reinvestment rates on matured and called securities and higher yields earned on money market instruments. Meanwhile, the Company’s overall cost of funds increased 27 basis points, from 4.15% for the first quarter of year 2006, to 4.42% for the second quarter of year 2006. The increase in the overall cost of funds was due to a general increase in the cost of funding sources of the Company.
The strong growth in average interest-earning assets between both periods was in part offset by increases in the average interest-bearing liabilities of $1.25 billion or 8.98%, and $1.43 billion or 10.49%, for the three and six months ended June 30, 2006, respectively. Deposits grew on average by $1.44 billion or 19.80%, and $1.69 billion or 24.45%, during the three and six months ended June 30, 2006, respectively, while other borrowings (federal funds purchased, repurchase agreements and advances from FHLB) in average decreased by $192.8 million or 2.91%, and $261.3 million or 3.90%, for the same periods, respectively.

Net Interest Margin
The Company net interest margin decreased 27 basis points during the second quarter of 2006 to 1.87%, from 2.14% in the second quarter of 2005(1). On a tax equivalent basis the Company’s net interest margin also decreased 50 basis points from 2.43%, to 1.93% for the same period. For the six months ended June 30, 2006, the Company’s net interest margin decreased 25 basis points, and on a tax equivalent basis, decreased 47 basis points, when compared to the six months ended June 30, 2005(1). On a linked quarterly comparison, the Company’s net interest margin decreased by 12 basis points, from 1.99% in the first quarter of 2006. On a tax equivalent basis, the Company net interest margin also decreased 20 basis points from 2.13% in the first quarter of 2006. The decrease in the Company net interest margin when compared to the prior year periods obeyed to the sustained inversion of the yield curve and the fact that the upward repricing of the Company’s interest-bearing assets continues to lag behind the increase in the cost of funds of its interest- bearing liabilities.
Under a flat interest rate scenario for the next twelve-month period, based on the Company asset and liability composition as of June 30, 2006, we estimate the Company’s net interest margin will be within a range of 1.54% to 1.74% during said period. Assuming an instantaneous 100 basis-point decrease in the fed funds rate, we estimate the Company’s net interest margin will fluctuate within a range of 1.63% to 1.74% during said period. Under an instantaneous 200 basis-points decrease in the fed funds rate, we estimate the Company’s net interest margin will fluctuate within a range of 1.55% to 1.71%. Assuming a 100 basis-points increase in the fed funds rate, we estimate the Company’s net interest margin will fluctuate within a range of 1.39% to 1.71%. Furthermore, a 200 basis-points increase in the fed funds rate will cause the Company’s net interest margin to fluctuate between a range of 1.21% to 1.70%. The lower and higher values of such range mean the lowest and highest net interest margin for any given quarter within the said twelve-month period. These ranges are management’s estimates based on instantaneous rate shocks of 100 and 200 basis-points with results one year (twelve months) forward. They do not consider any asset/liability management strategy that could be undertaken given such interest rate changes during said one year period, such as those already implemented since the latter part of year 2004 in order to lessen the sensitivity and projected impact of a continued rising interest rate environment.
Attached as Exhibits IIIa, IIIb and IIIc are supplemental unaudited data schedules providing additional information on the net interest margin, including average balances and average rates for both, interest-earning assets and interest-bearing liabilities, as well as changes in volumes and rates for the periods presented.
Noninterest Income
Noninterest income decreased $13.5 million or 63.93% for the three month period ended June 30, 2006, when compared to the same period in 2005(1). This decrease was mainly due to a negative variance of $13.9 million in net gain (loss) in derivative instruments, as a result of the mark to market of such positions. On January 3, 2006, the Company re-designated most of its interest rate swaps relating to its brokered certificates of deposit (“brokered CDs”) utilizing the “long-haul” method of SFAS No. 133. In cases in which the hedging relationship is effective, the changes in the fair value of both the hedged items (the brokered CDs) and the interest rate swaps are recorded through earnings. Also, during the quarter ended June 30, 2006, management concluded that $21.6 million of its investments in Puerto Rico Government

Obligations (“PRGOs”) were other-than-temporarily impaired and recorded a loss of $1.1 million. These securities were downgraded by one notch below investment grade in May 2006. These decreases were partially offset by an increase of $1.4 million on service fees, and other fees and commissions for the second quarter of 2006, when compared to $7.9 million for the same period in 2005. Such increase was mainly due to higher activity associated with other fees resulting from the Company’s overall growing volume of business and other fees generated by the Company’s asset-based lending operation.
For the six month period ended June 30, 2006, noninterest income decreased $10.1 million or 37.42%, when compared to the same period in 2005(1). The decrease was mainly due to a negative variance of $12.0 million on net gain (loss) on derivative instruments and an other-than-temporary impairment loss of $1.1 million in the PRGOs, as previously explained. Such decreases were partially offset by an increase of $3.0 million on service fees, and other fees and commissions for the six months ended June 2006, when compared to the same period in 2005. As explained in the previous paragraph, such increase was mainly due to higher activity associated with other fees resulting from the Company’s overall growing volume of business and other fees generated by the Company’s asset-based lending operation.
Noninterest Expenses
Total noninterest expenses increased $3.1 million or 11.26% for the three-month period ended June 30, 2006, and $8.2 million or 15.90% for the six-months ended June 30, 2006, when compared to the corresponding periods in 2005. Salaries and employees’ benefits, the largest component of total noninterest expenses, increased $1.9 million or 16.09% for the second quarter of year 2006 and $4.8 million or 21.77%, for the six-months ended June 30, 2006 compared to the corresponding periods in 2005. Such increases are attributed to the increases in personnel, normal salary increases and related employee benefits, principally attributed to the Company’s continued expansion in the San Juan Metropolitan area and its entrance to the east coast of Puerto Rico. On March 16, 2005, the Company opened its first mega branch in the eastern region of Puerto Rico, in the town of Humacao and on December 28, 2005, it opened its newest mega branch in the Condado area in the city of San Juan. Also during the first quarter of year 2006, the Company established Westernbank International Trade Services, a division of Westernbank Puerto Rico that provides international trade products and services to customers. At June 30, 2006, the Company had 1,361 full-time employees, including its executive officers, an increase of 159 employees or 13.23% since June 30, 2005.
Noninterest expenses, other than salaries and employee benefits, discussed above, increased by $1.2 million or 7.79% for the second quarter of 2006, and $3.4 million or 11.51% for the six months ended June 30, 2006. The increase resulted primarily from the additional investment in technology and general infrastructure to sustain and coordinate the Company’s growth and expansion in all of its business areas, mainly in the San Juan Metropolitan area and on the east coast of Puerto Rico.
The Company has maintained operating expenses at adequate levels and achieved an efficiency ratio of 34.81% for the six months ended June 30, 2006 and 35.92% for the second quarter of 2006, compared to 29.14% and 30.75% for the same periods in 2005(1). The change in the efficiency ratio in 2006 was mainly due to increases in non-interest expenses, combined with a decrease in net interest income, as previously explained.

Provision for Income Taxes
The provision for income taxes increased $5.2 million or 21.72% for the six-month period ended June 30, 2006, when compared to the same period in 2005(1). The current provision for income taxes for the six-month period ended June 30, 2006 amounted to $34.6 million, an increase of $11.3 million or 48.56%, when compared to $23.3 million for the same period in 2005. The increase in the current provision for income taxes is attributed to three factors. First, on August 1, 2005, the Governor of Puerto Rico signed Law No. 41 which imposes a transitory additional surtax of 2.5% over net taxable income. This transitory additional tax is in effect for taxable years 2005 and 2006. This transitory income tax of 2.5% amounted to $1.8 million for the six months ended June 30, 2006. Second, on May 13, 2006, with an effective date of January 1, 2006, the Puerto Rico Legislature approved Law No. 89 which imposes an additional 2.0% tax on all companies covered by the Puerto Rico Banking Act, as amended, such as Westernbank. Therefore, Westernbank is now subject to a maximum tax rate of 43.5%. This transitory income tax of 2% amounted to $1.4 million for the six months ended June 30, 2006. These transitory income taxes are of temporary nature and will end on December 31, 2006. Third, the increase in the Company’s taxable income derived from increases in the loans portfolio, has changed the proportion between exempt and taxable income and therefore increasing the Company’s effective tax rate.
The deferred credit for the six months ended June 30, 2006, increased by $6.2 million, when compared to the same period in prior year(1). Such decrease is attributable to temporary differences in the recognition of certain items for tax and books, principally changes in the allowance for loan losses and in the fair value of derivative instruments. Even though the Company’s effective tax rate increased, it continues to be substantially below the statutory rate.
Asset Quality
W Holding’s asset quality continues to be strong in spite of the Company’s continued loan portfolio growth, as measured by the Company’s ratios of net charge-offs to average loans, provision for loan losses to net loans charged-off and reserves to total loans. W Holding is essentially a secured lender, having 84% of its loan portfolio as of June 30, 2006, secured by real estate.
The Company’s combined delinquency on all portfolios for the categories of 60 days and over continues to be below the Company’s benchmark of 1% for both periods. The combined delinquency was 0.96% at June 30, 2006, an increase of 31 basis points when compared to 0.65% at June 30, 2005. The increase in the combined delinquency ratio arises from delinquent loans of the Commercial and C&I and construction loan portfolios, mainly in loans collateralized by real estate properties.
The delinquency ratio on the Commercial and C&I and construction loan portfolios for the categories of 60 days and over, increased 10 basis points to 0.77% (less than 1%), when compared to 0.67% reported for the year ago period. The delinquency ratio on the consumer loan portfolio, including the Expresso of Westernbank loan portfolio, for the categories of 60 days and over increased by 23 basis points, to 1.58% at June 30, 2006, when compared to 1.35% for the comparable period last year. The increases in both delinquency ratios are principally attributable to Commercial and C&I loans and consumer loans past due over 60 days which are collateralized by real estate properties.

On a linked quarter comparison, the Company’s combined delinquency on all portfolios for the categories of 60 days and over increased by 31 basis points, from 0.65% (less than 1%) at March 31, 2006. As explained before, the increase in the combined delinquency ratio arises from delinquent loans of the Commercial and C&I and construction loan portfolios, mainly in loans collateralized by real estate properties. The delinquency ratio on the Commercial and C&I and construction loan portfolios for the categories of 60 days and over increased 11 basis points from 0.66% at March 31, 2006. The delinquency ratio on the consumer loan portfolio, including the Expresso of Westernbank loan portfolio, for the categories of 60 days and over increased by 25 basis points when compared to 1.33% at March 31, 2006. As explained in the above paragraph, the increase in the consumer loans portfolio delinquency ratio on a linked quarter comparison is attributable to consumer loans past due over 90 days which are collateralized by real estate properties.
The provision for possible loan losses amounted to $18.3 million for the second quarter of 2006, up by $13.3 million, from $5.0 million for the same period in 2005. For the six months ended June 30, 2006, the provision for possible loan losses amounted to $25.3 million, up by $14.3 million, from $11.0 million for the six months ended June 30, 2005. The allowance for possible loan losses reached $108.5 million as of June 30, 2006.
The increase in the provision for loan losses for both periods is attributable to the following factors: first, the overall growth in the Company’s loan portfolio, mainly those of its Commercial and C&I loans; and second, to higher non-performing loans and net loans charged-off during the period, principally in the loan portfolio of our asset-based lending division.
Commercial and C&I loans portfolio grew to $5.74 billion at June 30, 2006, an increase of $464.8 million or 8.81%, when compared to December 31, 2005. On a year-to-year basis, the Commercial and C&I loans portfolio grew $1.20 billion or 26.49%, from $4.54 billion at June 30, 2005. Westernbank Business Credit loans portfolio grew to $1.42 billion at June 30, 2006, an increase of $156.4 million or 12.37%, when compared to December 31, 2005, and an increase $296.5 million or 26.37% when compared to June 30, 2005.
The provision for loan losses for the asset based lending division increased by $23.2 million and $25.0 million, for the three and six months ended June 30, 2006, when compared to same periods in 2005. Such increase is mainly attributable to two factors. First, the increase in the division portfolio from $1.12 billion at June 30, 2005, to $1.26 billion at December 31, 2005, to $1.42 billion at June 30, 2006. Second, the classification of three loans of the Division’s portfolio with outstanding principal balances of $50.4 million, $40.6 million and $9.8 million at June 30, 2006. At June 30, 2006, these loans required valuation allowances as follows; $16.2 million for the $50.4 million loan, $8.1 million for the $40.6 million loan and $2.2 million for the $9.8 million loan. These loans are current but have shortfalls in the financial conditions of the borrowers. The average yield of Westernbank Business Credit loan portfolio at June 30, 2006, was 8.88%.
Net loans charged-off in the second quarter of 2006 were $6.1 million or 0.30% (annualized) to average loans, an increase of $2.6 million or 73.92%, when compared to $3.5 million or 0.20% (annualized) to average loans for the same period in 2005. The increase in loans charged-off for the second quarter of 2006 when compared to the same quarter in 2005, is mainly attributed to an increase of $3.0 million in Commercial and C&I loans charged-off. Such increase is principally due to a $2.0 million additional partial charge-off of one reserved loan of the Company’s asset based lending division that was acquired in the original purchased loan portfolio in 2001, as previously explained.

Consumer loan charge-offs in the second quarter of 2006 were $2.9 million, an improvement of $446,000, when compared to the same quarter in 2005. Such improvement is principally attributed to lower charge-offs by the Expresso of Westernbank division, the principal component of the consumer loan charge-offs. Loans charged-off by the Expresso of Westernbank division decreased slightly from $2.4 million for the second quarter of 2005, to $2.2 million for same period in 2006. Management’s strategy of stabilizing loan losses and increasing the overall rates charged of the Expresso loan portfolio by continuously reviewing its underwriting policies and increasing the level of collateralized loans, has resulted in lower levels in net charge-offs and a higher yield loan portfolio. At June 30, 2006, the Expresso of Westernbank loan portfolio remained relatively unchanged at $135.2 million, when compared to $135.0 million at December 31, 2005. On a year-to-year basis, the Expresso of Westernbank loan portfolio decreased by $4.4 million, from $139.6 million at June 30, 2005. The average yield of the Expresso of Westernbank loan portfolio was 22.65% at June 30, 2006. Also, the loan portfolio of Expresso of Westernbank collateralized by real estate at June 30, 2006, already accounts for 18% of the outstanding balance.
For the six months ended June 30, 2006, net loan charge-offs amounted to $9.2 million or 0.23% (annualized) to average loans, an increase of $2.6 million, when compared to $6.6 million or 0.20% (annualized) to average loans in 2005. The increase in loans charged-off for the six months ended June 30, 2006 when compared to the same period in 2005, is mainly attributed to an increase of $5.5 million in Commercial and C&I loans charged-off. Such increase is principally due to additional partial charge-offs for an aggregate amount of $4.3 million recorded during the first and second quarter of year 2006 on one reserved loan of the Company’s asset based lending division that was acquired in the original purchased loan portfolio in 2001, as explained before.
Consumer loan charge-offs for the six months ended June 30, 2006 were $5.1 million, an improvement of $1.1 million, when compared to $6.2 million for the same period in 2005. Such improvement is principally attributed to lower charge-offs by the Expresso of Westernbank division, the principal component of the consumer loan charge-offs. Loans charged-off by the Expresso of Westernbank division decreased from $4.5 million for the six months ended June 30, 2005, to $3.9 million for same period in 2006, a decrease of $630,000. As explained before, this is the result of management’s strategy of stabilizing loan losses and increasing the overall rates charged of the Expresso loan portfolio by continuously reviewing its underwriting policies and increasing the level of collateralized loans.
Non-performing loans stand at $90.1 million or 1.09% of the total loan portfolio at June 30, 2006, an increase of $26.1 million or 40.82%, when compared to $64.0 million or 0.81% of the total loan portfolio at December 31, 2005. This increase is mainly attributed to two loans of the Company’s asset based lending division, with outstanding principal balances of $16.5 million and $14.1 million at June 30, 2006. Both loans are current but have shortfalls in the financial conditions of the borrowers. At June 30, 2006, the $16.5 million and the $14.1 million loans have a valuation allowance of $16.2 million and $4.9 million, respectively. During the six months ended June 30, 2006, five loans that were in non-performing status at December 31, 2005, all of them with the same borrower and an aggregate outstanding principal balance of 8.4 million, were paid-off.

At June 30, 2006, the allowance for possible loan losses was 120.35% of total non-performing loans (reserve coverage). Of the total allowance of $108.5 million, $38.5 million is the Company’s specific allowance and the remaining $70.0 million is a general allowance.
Total Loans, Investments and Deposits
Loans receivable-net grew $363.9 million or 4.66%, to $8.18 billion at June 30, 2006, compared to $7.82 billion at December 31, 2005, and $1.09 billion or 15.35% compared to $7.09 billion at June 30, 2005(1). These increases reflect the Company’s emphasis on continued growth in its variable rate loan portfolio mainly through Commercial and C&I loans. As a result, the commercial real estate loan portfolio increased from $3.69 billion as of June 30, 2005, to $4.26 billion as of December 31, 2005, and to $4.63 billion as of June 30, 2006, an increase of $943.0 million or 25.56% on a year-to-year basis, and $371.7 million or 8.73%, when compared to December 31, 2005. Commercial industrial and agricultural loans portfolio increased from $847.4 million at June 30, 2005, to $1.01 billion at December 31, 2005, and to $1.11 billion at June 30, 2006, up by $258.8 million or 30.54% on a year-to-year basis, and $93.1 million or 9.19%, when compared to December 31, 2005. Attached as Exhibit IV is a supplemental unaudited data schedule providing additional information on W Holding’s loan portfolio.
W Holding’s investment portfolio, excluding short-term money market instruments, stands at $7.00 billion at June 30, 2006, decreasing by $74.4 million or 1.05% in comparison to $7.08 billion at December 31, 2005. In light of the current rising interest rate scenario, the Company’s strategy has shifted to reposition its balance sheet by continuing the emphasis on growing its floating rate loans, while remaining on the sideline on the investment side until new investment opportunities arise. The investment portfolio at June 30, 2006, had an average contractual maturity of 37 months.
The Company’s interest rate risk model takes into consideration the callable feature of certain investment securities. Assuming that all call features are exercised, the investment portfolio as of June 30, 2006, had a remaining average maturity of 5 months. Under the present interest rate scenario, no single security may be called. However, no assurance can be given that such levels will be maintained in future periods.
As of June 30, 2006, total deposits reached $8.82 billion, from $8.38 billion at December 31, 2005, an increase of $445.6 million or 5.32%, while federal funds purchased and repurchase agreements increased by $54.0 million, to $6.31 billion at June 30, 2006, from $6.26 billion at December 31, 2005. During the six months ended June 30, 2006, the Company has continued extending a portion of its liabilities to lock-in the rate for a period of up to three years. This strategy is part of the process adopted by the Company in mid 2004.
Other Matters
•	The Company has obtained a corporate charter under the laws of the State of Florida to operate a commercial lending operation under the name of Westernbank Financial Center to open and start operations at its main office in Palm Beach, Florida. The Company expects to generate between $100 to $200 million in new commercial financial activities within the remaining of year 2006.

•	Loan production remained strong increasing the Company’s loan portfolio by $1.09 billion or 15.35% on a year to year basis and $363.9 million or 4.66% during the six months ended June 30, 2006.

•	On a year-to-year basis, commercial real estate — mortgage loans increased by $943.0 million or 25.56%, from $3.69 billion at June 30, 2005, to $4.63 billion at June 30, 2006. At June 30, 2006, commercial real estate — mortgage loans increased by $371.7 million or 8.73%, from $4.26 billion at December 31, 2005.
This press release may contain some information that constitutes “forward-looking statements.” Such information can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “intend,” “continue,” or “believe,” or the negatives or other variations of these terms or comparable terminology. Forward-looking statements with respect to future financial conditions, results of operations and businesses of the Company are always subject to various risk and market factors out of management’s control which could cause future results to differ materially from current management expectations or estimates and as such should be understood. Such factors include particularly, but are not limited; to the possibility of prolonged adverse economic conditions or that an adverse interest rate environment could develop. Except as required by applicable law, the Company does not intend, and specifically disclaims any obligation, to update forward-looking statements.
Westernbank Puerto Rico, a wholly-owned subsidiary of W Holding Company, Inc., is the second-largest commercial bank in Puerto Rico, based on total assets, operating throughout 55 full-fledged branches, including 33 in the southwestern region of Puerto Rico, 7 in the northeastern region, 13 in the San Juan Metropolitan area of Puerto Rico and 2 in the eastern region of Puerto Rico, and a fully functional banking site on the Internet. W Company, Inc. also owns Westernbank Insurance Corp., a general insurance agent placing property, casualty, life and disability insurance, whose results of operations and financial condition are reported on a consolidated basis.
The Company Senior Management will review W Holding’s second quarter results via teleconference today Thursday, July 20, 2006, at 2:30 PM (EDT). Please register at https://www.myrcplus.com/rsvp-index.asp?BWebID=&CID=6148397. You will be assigned a Personal Identification Number (PIN) that should be used in order to join the conference. Conference dial-in numbers: Toll free: 800-214-0694 or 1-719-955-1425, if you can’t dial in with the toll-free number. Conference passcode: 148397.
You may contact Mrs. Carmen T. Casellas, Investor Relations, with appropriate questions regarding this press release at (787) 754-6310 or (787) 754-6311, or via email at westernbank@wbpr.com or the website http://www.wholding.com.

EXHIBIT I
W HOLDING COMPANY, INC.
FINANCIAL HIGHLIGHTS
(UNAUDITED)

	Three Months Ended		Six Months Ended
		(As Restated)		(As Restated)
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
		(Dollars in thousands, except per share data)
Income Statement Data

Interest income:
Loans, including loan fees	$160,358	$114,904	$310,177	$214,568
Investment securities	65,721	61,314	130,615	121,992
Mortgage-backed securities	7,180	8,492	14,458	17,265
Money market instruments	9,698	9,690	18,635	18,886

Total interest income	242,957	194,400	473,885	372,711

Interest expense:
Deposits	88,844	57,474	168,322	104,744
Federal funds purchased and repurchase agreements	76,058	55,998	146,888	106,677
Advances from Federal Home Loan Bank	2,147	1,841	4,207	3,822

Total interest expense	167,049	115,313	319,417	215,243

Net interest income	75,908	79,087	154,468	157,468
Provision for loan losses	18,250	5,000	25,250	11,000

Net interest income after provision for loan losses	57,658	74,087	129,218	146,468

Noninterest income:
Service and other charges on loans	3,182	2,604	6,136	4,931
Service charges on deposit accounts	2,464	2,174	4,722	4,149
Other fees and commissions	3,703	3,139	7,155	5,969
Net gain (loss) on derivative instruments	(793)	13,075	(440)	11,511
Net gain (loss) on sales and valuation of loans, securities, and other assets	(922)	171	(755)	314

Total noninterest income	7,634	21,163	16,818	26,874

Total net interest income and noninterest income	65,292	95,250	146,036	173,342

Noninterest expenses:
Salaries and employees’ benefits	13,347	11,497	27,007	22,179
Equipment	2,759	2,331	5,406	4,564
Deposit insurance premium and supervisory examination	902	827	1,795	1,625
Occupancy	2,055	1,887	4,029	3,634
Advertising	2,485	3,095	5,282	4,818
Printing, postage, stationery, and supplies	919	814	1,900	1,598
Telephone	618	579	1,142	1,055
Net gain from operations of foreclosed real estate held for sale	(60)	(126)	(272)	(206)
Municipal taxes	1,276	1,078	2,552	2,155
Other	6,322	5,543	11,193	10,374

Total noninterest expenses	30,623	27,525	60,034	51,796

Income before provision for income taxes	34,669	67,725	86,002	121,546

Provision for income taxes:
Current	17,387	12,118	34,611	23,298
Deferred (credit) provision	(4,460)	3,581	(5,741)	421

Total provision for income taxes	12,927	15,699	28,870	23,719

Net income	21,742	52,026	57,132	97,827
Less dividends to preferred stockholders	9,228	9,205	18,456	18,524

Net income available to common stockholders	$12,514	$42,821	$38,676	$79,303

Basic earnings per common share	$0.08	$0.26	$0.24	$0.48

Diluted earnings per common share	$0.07	$0.25	$0.23	$0.47

Cash dividends declared on common stock	$7,809	$7,822	$15,608	$14,988

Cash dividends declared per common share (1)	$0.05	$0.05	$0.09	$0.09

Period end number of common shares outstanding	164,485	164,051	164,485	164,051

Weighted average number of common shares outstanding	164,396	164,030	164,271	163,986

Weighted average number of common shares outstanding on a diluted basis	168,221	170,510	168,275	170,777

(1)	Cash dividend amounts in the table are rounded.

EXHIBIT II

W HOLDING COMPANY, INC.
FINANCIAL HIGHLIGHTS
(UNAUDITED)

			(As Restated)
Balance Sheet Data	June 30, 2006	December 31, 2005	June 30, 2005
		(In thousands)
At Period End
Cash and due from banks	$118,501	$97,612	$105,692
Money market instruments:
Federal funds sold and resell agreements	931,497	746,539	757,580
Interest-bearing deposits in banks	39,056	57,116	54,816
Trading securities, at fair value	1,608	—	—
Investment securities available for sale, at fair value	23,266	5,166	2,192
Investment securities held to maturity, at amortized cost	6,979,875	7,074,025	6,904,828
Federal Home Loan Bank stock, at cost	43,562	42,798	35,300
Residential mortgage loans held for sale, at lower of cost or fair value	2,320	1,539	1,637
Loans-net	8,179,525	7,815,623	7,090,745
Accrued interest receivable	112,333	105,882	98,741
Premises and equipment, net	120,537	117,623	111,791
Deferred income taxes, net	46,964	41,111	33,241
Other assets	55,917	46,830	57,271

Total Assets	$16,654,961	$16,151,864	$15,253,834

Liabilities:
Deposits:
Noninterest-bearing	$305,992	$277,099	$294,264
Interest-bearing and related accrued interest payable	8,515,168	8,098,510	7,215,088

Total deposits	8,821,160	8,375,609	7,509,352
Federal fund purchased and repurchase agreements	6,313,993	6,260,029	6,289,406
Advances from Federal Home Loan Bank	157,000	172,000	172,000
Mortgage note payable	36,201	36,432	36,645
Accrued expenses and other liabilities	109,140	114,316	84,655

Total Liabilities	15,437,494	14,958,386	14,092,058
Stockholders’ equity	1,217,467	1,193,478	1,161,776

Total Liabilities and Stockholders’ Equity	$16,654,961	$16,151,864	$15,253,834

	Quarterly Averages (1)		Year to Date Averages (1)
		(As Restated)		(As Restated)
Average Balances	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
		(In thousands)
Cash and due from banks	$100,005	$103,274	$108,057	$91,722
Money market instruments:
Federal funds sold and resell agreements	853,956	855,945	839,018	887,441
Interest-bearing deposits in banks	54,549	57,863	48,086	52,146
Trading securities	1,611	—	804	—
Investment securities available for sale	13,249	3,627	14,216	5,037
Investment securities held to maturity	7,190,614	6,926,436	7,026,950	6,913,103
Federal Home Loan Bank stock	43,265	40,887	43,180	43,748
Residential mortgage loans held for sale	2,004	1,268	1,930	1,635
Loans-net	8,101,344	6,851,287	7,997,574	6,504,049
Accrued interest receivable	107,170	94,405	109,108	93,513
Premises and equipment	119,749	110,958	119,080	110,921
Deferred income taxes, net	44,680	35,031	44,038	33,451
Other assets	52,360	50,114	51,372	50,961

Total Assets	$16,684,556	$15,131,095	$16,403,413	$14,787,727

Liabilities:
Deposits:
Noninterest-bearing	$297,246	$279,043	$291,546	$271,816
Interest-bearing and related accrued interest payable	8,577,261	7,015,268	8,306,839	6,604,945

Total deposits	8,874,507	7,294,311	8,598,385	6,876,761
Federal fund purchased and repurchase agreements	6,279,853	6,382,789	6,287,011	6,486,467
Advances from Federal Home Loan Bank	159,500	189,500	164,500	191,500
Mortgage note payable	36,256	36,695	36,317	36,751
Accrued expenses and other liabilities	119,511	83,628	111,727	76,581

Total Liabilities	15,469,627	13,986,923	15,197,940	13,668,060
Stockholders’ equity	1,214,929	1,144,172	1,205,473	1,119,667

Total Liabilities and Stockholders’ Equity	$16,684,556	$15,131,095	$16,403,413	$14,787,727

(1)	Average balances have been computed using beginning and period-end balances.

EXHIBIT III a
W HOLDING COMPANY, INC.
YIELDS EARNED AND RATES PAID
THREE MONTHS ENDED,
(UNAUDITED)

	June 30,						March 31,
				(As Restated)
	2006			2005			2006
			Annualized			Annualized			Annualized
		Average	Average		Average	Average		Average	Average
	Interest	Balance (1)	Yield/Rate	Interest	Balance (1)	Yield/Rate	Interest	Balance (1)	Yield/Rate
	(Dollars in thousands)
Normal spread:
Interest-earning assets:
Loans, including loan fees (2)	$160,358	$8,189,665	7.85%	$114,904	$6,732,074	6.85%	$149,819	$7,984,850	7.61%
Investment securities (3)	65,721	6,497,666	4.06	61,314	6,212,828	3.96	64,896	6,517,255	4.04
Mortgage-backed securities (4)	7,180	689,790	4.18	8,492	791,230	4.30	7,278	649,929	4.54
Money market instruments	9,698	865,772	4.49	9,690	1,059,566	3.67	8,936	831,604	4.36

Total	242,957	16,242,893	6.00	194,400	14,795,698	5.27	230,929	15,983,638	5.86

Interest-bearing liabilities:
Deposits	88,844	8,723,957	4.08	57,474	7,281,943	3.17	79,478	8,452,711	3.81
Federal funds purchased and repurchase agreements	76,058	6,273,569	4.86	55,998	6,438,876	3.49	70,830	6,271,307	4.58
Advances from FHLB	2,147	161,890	5.32	1,841	189,419	3.90	2,061	168,777	4.95

Total	167,049	15,159,416	4.42	115,313	13,910,238	3.33	152,369	14,892,795	4.15

Net interest income	$75,908			$79,087			$78,560

Interest rate spread			1.58%			1.94%			1.71%

Net interest-earning assets		$1,083,477			$885,460			$1,090,843

Net yield on interest-earning assets (5)			1.87%			2.14%			1.99%

Ratio of interest-earning assets to interest-bearing liabilities		107.15%			106.37%			107.32%

Tax equivalent spread:
Interest-earning assets	$242,957	$16,242,893	6.00%	$194,400	$14,795,698	5.27%	$230,929	$15,983,638	5.86%
Tax equivalent adjustment	2,154	—	0.05	10,714	—	0.29	5,360	—	0.14

Interest-earning assets - tax equivalent	245,111	$16,242,893	6.05	205,114	$14,795,698	5.56	236,289	$15,983,638	6.00

Interest-bearing liabilities	167,049	$15,159,416	4.42	115,313	$13,910,238	3.33	152,369	$14,892,795	4.15

Net interest income	$78,062			$89,801			$83,920

Interest rate spread			1.63%			2.23%			1.85%

Net yield on interest - earning assets (5)			1.93%			2.43%			2.13%

(1)	Average balance on interest-earning assets and interest-bearing liabilities is computed using daily monthly average balances during the period.

(2)	Average loans exclude non-performing loans. Loans fees, net amounted to $4.2 million, $4.6 million, and $4.2 million for the three-month periods ended June 30, 2006 and 2005 and March 31, 2006, respectively.

(3)	Includes available for sale securities.

(4)	Includes trading and available for sale securities.

(5)	Annualized net interest income divided by average interest-earning assets.

EXHIBIT III b
W HOLDING COMPANY, INC.
YIELDS EARNED AND RATES PAID
SIX MONTHS ENDED JUNE 30,
(UNAUDITED)

				(As Restated)
	2006			2005
			Annualized			Annualized
		Average	Average		Average	Average
	Interest	Balance (1)	Yield/Rate	Interest	Balance (1)	Yield/Rate
	(Dollars in thousands)
Normal spread:
Interest-earning assets:
Loans, including loan fees (2)	$310,177	$8,087,812	7.73%	$214,568	$6,519,148	6.64%
Investment securities (3)	130,615	6,532,694	4.03	121,992	6,182,362	3.98
Mortgage-backed securities (4)	14,458	644,894	4.52	17,265	803,377	4.33
Money market instruments	18,635	848,782	4.43	18,886	1,053,332	3.62

Total	473,885	16,114,182	5.93	372,711	14,558,219	5.16

Interest-bearing liabilities:
Deposits	168,322	8,593,379	3.95	104,744	6,905,298	3.06
Federal funds purchased and repurchase agreements	146,888	6,264,628	4.73	106,677	6,494,711	3.31
Advances from FHLB	4,207	165,314	5.13	3,822	196,508	3.92

Total	319,417	15,023,321	4.29	215,243	13,596,517	3.19

Net interest income	$154,468			$157,468

Interest rate spread			1.64%			1.97%

Net interest-earning assets		$1,090,861			$961,702

Net yield on interest-earning assets (5)			1.93%			2.18%

Ratio of interest-earning assets to interest-bearing liabilities		107.26%			107.07%

Tax equivalent spread:
Interest-earning assets	$473,885	$16,114,182	5.93%	$372,711	$14,558,219	5.16%
Tax equivalent adjustment	8,541	—	0.11	23,684	—	0.33

Interest-earning assets - tax equivalent	482,426	$16,114,182	6.04	396,395	$14,558,219	5.49

Interest-bearing liabilities	319,417	$15,023,321	4.29	215,243	$13,596,517	3.19

Net interest income	$163,009			$181,152

Interest rate spread			1.75%			2.30%

Net yield on interest - earning assets (5)			2.04%			2.51%

(1)	Average balance on interest-earning assets and interest-bearing liabilities is computed using daily monthly average balances during the period.

(2)	Average loans exclude non-performing loans. Loans fees, net amounted to $8.4 million and $9.7 million for the six-month periods ended June 30, 2006 and 2005, respectively.

(3)	Includes available for sale securities.

(4)	Includes trading and available for sale securities.

(5)	Annualized net interest income divided by average interest-earning assets.

EXHIBIT III c
W HOLDING COMPANY, INC.
CHANGES IN YIELDS EARNED AND RATES PAID
(UNAUDITED)

	Three Months Ended June 30,			Six Months Ended June 30,
	2006 vs. 2005			2006 vs. 2005
	Volume	Rate	Total	Volume	Rate	Total
			(In thousands)
Interest income:
Loans	$27,058	$18,396	$45,454	$56,688	$38,921	$95,609
Investment securities (1)	2,856	1,551	4,407	6,987	1,636	8,623
Mortgage-backed securities (2)	(1,062)	(250)	(1,312)	(3,594)	787	(2,807)
Money market instruments	(1,951)	1,959	8	(4,049)	3,798	(251)

Total increase in interest income	26,901	21,656	48,557	56,032	45,142	101,174

Interest expense:
Deposits	12,721	18,649	31,370	29,009	34,569	63,578
Federal funds purchased and repurchase agreements	(1,398)	21,458	20,060	(3,633)	43,844	40,211
Advances from FHLB	(203)	509	306	(408)	793	385

Total increase in interest expense	11,120	40,616	51,736	24,968	79,206	104,174

Increase (decrease) in net interest income	$15,781	$(18,960)	$(3,179)	$31,064	$(34,064)	$(3,000)

(1)	Includes available for sale securities.

(2)	Includes trading and available for sale securities.

EXHIBIT IV
W HOLDING COMPANY, INC.
LOAN RECEIVABLE-NET
(UNAUDITED)

			(As Restated)
	June 30,	December 31,	June 30,
By Collateral Type	2006	2005	2005
	(In thousands)
Commercial real estate mortgage (1)	$4,631,989	$4,260,258	$3,688,977
Residential real estate — mortgage (2)	1,072,979	1,298,535	1,390,543
Construction — mortgage	657,502	505,760	386,438
Commercial, industrial and agricultural (1)	1,106,151	1,013,092	847,364
Consumer and others (3) (4)	819,366	830,384	861,865

Total Loans	8,287,987	7,908,029	7,175,187
Allowance for loan losses	(108,462)	(92,406)	(84,442)

Loans — net	$8,179,525	$7,815,623	$7,090,745

(1)	Includes $1.42 billion, $1.26 billion and $1.12 billion of Westernbank Business Credit division outstanding loans at June 30, 2006, December 31, 2005 and June 30, 2005, respectively.

(2)	Includes fixed and floating interest rate loans to two mortgage originators in Puerto Rico mainly secured by mortgages on one-to-four family residential properties with an outstanding principal balance of $77.8 million, $1.14 billion and $1.26 billion at June 30, 2006, December 31, 2005 and June 30, 2005, respectively. On June 30, 2006, Westernbank acquired certain additional rights from one of the mortgage originators and de-recognized its loan and recorded the underlying mortgage loans with an aggregated unpaid principal balance of $940.4 million.

(3)	Includes $135.2 million, $135.0 million and $139.6 million of Expresso of Westernbank division outstanding loans at June 30, 2006, December 31, 2005 and June 30, 2005, respectively.

(4)	Includes $502.6 million, $552.0 million and $567.5 million collateralized by real estate at June 30, 2006, December 31, 2005 and June 30, 2005, respectively.

EXHIBIT V
W HOLDING COMPANY, INC.
NON-PERFORMING LOANS AND FORECLOSED
REAL ESTATE HELD FOR SALE
(UNAUDITED)

			(As Restated)
	June 30, 2006	December 31, 2005	June 30, 2005
	(Dollars in thousands)
Commercial real estate — mortgages and commercial, industrial and agricultural loans	$79,072	$55,585	$31,618
Residential real estate mortgage and construction loans	1,973	2,125	1,972
Consumer loans	9,075	6,288	8,072

Total non-performing loans	90,120	63,998	41,662
Foreclosed real estate held for sale	4,725	4,137	3,134

Total non-performing loans and foreclosed real estate held for sale	$94,845	$68,135	$44,796

Interest that would have been recorded if the loans had not been classified as non-performing	$5,929	$4,916	$3,803

Interest recorded on non-performing loans	$1,784	$743	$721

Total non-performing loans as a percentage of total loans at end of period	1.09%	0.81%	0.58%

Total non-performing loans and foreclosed real estate held for sale as a percentage of total assets at end of period	0.57%	0.42%	0.29%

EXHIBIT VI
W HOLDING COMPANY, INC.
CHANGES IN ALLOWANCE FOR LOAN LOSSES
(UNAUDITED)

	Six month ended June 30,
			(As Restated)
	2006		2005		December 31, 2005
	(Dollars in thousands)
Balance, beginning of year	$92,406		$80,066		$80,066

Loans charged-off:
Commercial real estate — mortgage and commercial, industrial and agricultural loans (1)	(6,965)		(1,491)		(8,233)
Residential real estate-mortgage and construction loans	(3)		(63)		(121)
Consumer loans (2)	(5,124)		(6,184)		(13,809)

Total loans charged-off	(12,092)		(7,738)		(22,163)

Recoveries of loans previously charged-off:
Commercial real estate — mortgage and commercial, industrial and agricultural loans	1,702		224		1,008
Residential real estate-mortgage and construction loans	65		76		212
Consumer loans (3)	1,131		814		2,283

Total recoveries of loans previously charged-off	2,898		1,114		3,503

Net loans charged-off	(9,194)		(6,624)		(18,660)

Provision for loan losses	25,250		11,000		31,000

Balance, end of period	$108,462		$84,442		$92,406

Ratios:
Allowance for loan losses to total loans at end of period	1.31%		1.17%		1.17%
Provision for loan losses to net loans charged-off	274.64%		166.06%		166.13%
Recoveries of loans to loans charged-off in previous period (4)	26.37	%(4)	10.12	%(4)	15.78	%(4)
Net loans charged-off to average total loans (5)	0.23	%(4)	0.20	%(4)	0.27	%(4)
Allowance for loan losses to non-performing loans	120.35%		202.68%		144.39%

(1)	Includes charge-offs of $4.3 million and $5.3 million of Westernbank Business Credit Division for the six-month period ended June 30, 2006 and year ended December 31, 2005, respectively. Charge-offs consists of one loan originally acquired in the purchased loan portfolio of the Division on June 15, 2001.

(2)	Includes $3.9 million and $4.5 million of Expresso of Westernbank loans charged-offs for the six-month periods ended June 30, 2006 and June 30, 2005, respectively, and $9.8 million for the year ended December 31, 2005.

(3)	Includes $501,000 and $470,000 of Expresso of Westernbank loans recoveries for the six-month periods ended June 30, 2006 and June 30, 2005, respectively, and $1.1 million for the year ended December 31, 2005.

(4)	Net loans charged-off ratios are annualized for comparison purposes.

(5)	Average loans were computed using beginning and period-end balances.

EXHIBIT VII
W HOLDING COMPANY, INC.
SELECTED FINANCIAL RATIOS
(UNAUDITED)

	Three Months Ended		Six Months Ended		Year Ended
	June 30,		June 30,		December 31,
		(As Restated)		(As Restated)
	2006	2005	2006	2005	2005
	(Amounts in thousands, except per share data)
Per share data:
Dividend payout ratio	62.40%	18.27%	40.36%	18.90%	24.25%
Book value per common share	$4.17	$3.84	$4.17	$3.84	$4.04
Preferred stock outstanding at end of period	18,157	18,168	18,157	18,168	18,160
Preferred stock equity at end of period	$530,838	$531,113	$530,838	$531,113	$530,926

Performance ratios:
Return on assets (1)	0.52%	1.38%	0.70%	1.32%	1.07%
Return on common stockholders’ equity (1)	7.32%	27.95%	11.47%	26.51%	20.53%
Efficiency ratio	35.92%	30.75%	34.81%	29.14%	30.67%
Operating expenses to total end-of-period assets	0.74%	0.72%	0.72%	0.68%	0.67%

Capital ratios:
Total capital to risk-weighted assets	13.32%	13.93%	13.32%	13.93%	13.13%
Tier I capital to risk-weighted assets	12.37%	13.10%	12.37%	13.10%	12.30%
Tier I capital to average assets	7.32%	7.63%	7.32%	7.63%	7.48%
Equity-to-assets ratio (1)	7.28%	7.56%	7.35%	7.57%	7.45%

Other selected data:

Total trust assets managed	$546,153	$469,062	$546,153	$469,062	$486,017
Branch offices	55	53	55	53	55
Number of full-time employees	1,361	1,202	1,361	1,202	1,311

(1)	The return on assets is computed by dividing annualized net income by average total assets for the period. The return on common stockholders’ equity is computed by dividing annualized net income less preferred stock dividends by average common stockholders’ equity for the period. The equity-to-asset ratio is computed by dividing average equity by average total assets. Average balances have been computed using beginning and period-end balances.